July 2010 Filed pursuant to Rule 433 dated June 30, 2010 relating to Preliminary Pricing Supplement No. 437 dated June 29, 2010 to Registration Statement No. 333-156423
STRUCTURED INVESTMENTS
Opportunities in Currencies

Buffered Jump Securities due December 23, 2011
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)
The Buffered Jump Securities offer the opportunity to earn a return based on the performance of the Brazilian Real relative to the U.S. Dollar. Unlike ordinary debt securities, the Buffered Jump Securities do not pay interest and do not guarantee the return of 100% of the principal at maturity. Instead, at maturity you will receive for each $1,000 security that you hold, an amount in cash based on the Brazilian real/U.S. dollar exchange rate, expressed as the number of units of Brazilian real, which we refer to as the real or BRL, per U.S. dollar, which we refer to as the dollar or USD, as determined on the valuation date. The payment at maturity will be (i) $1,200 to $1,250 per security if the real strengthens relative to the dollar, (ii) $1,000 per security if the real remains unchanged or weakens relative to the dollar by no more than 10%, and (iii) less than $1,000 per security if the real weakens relative to the dollar by more than 10%, subject to the minimum payment at maturity of $100 per security. The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per security (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per security
Pricing date:	July , 2010
Original issue date:	July , 2010 (3 business days after the pricing date)
Maturity date:	December 23, 2011
Aggregate principal amount:	$
Interest:	None
Payment at maturity:	•	If the currency performance is positive, which means that the Brazilian real (“real”) has strengthened relative to the U.S. dollar (“dollar”): $1,000 + upside payment;
•
If the currency performance is less than or equal to zero but greater than or equal to –10%, which means that the real has remained unchanged or weakened relative to the dollar by no more than 10%:
$1,000

•
If the currency performance is less than –10%, which means that the real has weakened relative to the dollar by more than 10%:
$1,000 x (1 + currency performance) + $100
Because the currency performance will be less than –10% in this scenario, this amount will be less, and potentially significantly less, than the stated principal amount of $1,000, subject to the minimum payment at maturity of $100 per security.

Upside payment:
$200 to $250 per security (20% to 25% of the stated principal amount). The actual upside payment will be determined on the pricing date.
Accordingly, even if the appreciation of the real relative to the dollar is greater than the fixed upside payment in percentage terms, your payment at maturity will not exceed $1,200 to $1,250 per security.

Buffer amount:	10%
Currency performance:	(initial exchange rate/final exchange rate) – 1
Initial exchange rate:	The exchange rate on the pricing date.
Final exchange rate:	The exchange rate on the valuation date.
Exchange rate:	On any day, the rate for conversion of Brazilian real into one U.S. dollar (expressed as the number of units of the real per dollar), as determined by reference to the reference source on such day.
Reference source:	Reuters page “BRFR”
Valuation date:	December 20, 2011
CUSIP / ISIN:	617482KB9 / US617482KB94
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per security	100%	2.00%	98.00%
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $992.50 per security. Please see “Syndicate Information” on page 8 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of 2.00% for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Preliminary Pricing Supplement No. 437 dated June 29, 2010
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.
FWP: MSPRB0310001

Buffered Jump Securities due December 23, 2011
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

Investment Overview
Buffered Jump Securities

The Buffered Jump Securities due December 23, 2011 Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (the “securities”) can be used:

▪
As an alternative to direct exposure to the Brazilian real relative to the dollar, that provides a fixed positive return if the real has appreciated in value relative to the dollar by any amount on the valuation date.

▪	To enhance returns and potentially outperform the appreciation of the real relative to the dollar in a moderately bullish scenario.

▪	To obtain a buffer against a specified level of negative performance of the real relative to the dollar.

The securities are exposed on a 1:1 basis to the depreciation of the real relative to the dollar by more than 10%. Accordingly, 90% of your principal is at risk (e.g. a 15% weakening of the real relative to the dollar will result in the payment at maturity of $950 per Buffered Jump Security).

Maturity:	17 Months
Upside payment:	$200 to $250 per security
Buffer amount:	10%
Minimum payment at maturity:	$100
Maximum payment at maturity:	$1,200 to $1,250 per security
Interest:	None

July 2010	Page 2

Buffered Jump Securities due December 23, 2011
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

How Does the BRL/USD Exchange Rate Work?

▪	Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪	The currency performance represents the performance of the real relative to the dollar from the pricing date to the valuation date.

▪
The BRL/USD exchange is expressed as the number of units of the real per dollar. As a result, a decrease in the exchange rate means that the real has appreciated / strengthened relative to the U.S. dollar. This means that it takes fewer of the real to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.

In the example below, an investor holding U.S. dollars could purchase 1.77610 Brazilian real with $1.00 on the pricing date and if those Brazilian real were converted back into U.S. dollars on the valuation date, the investor would receive $1.10 (i.e., 110% of the original $1.00) as 1.61464 real would be exchanged for $1.00 and the remaining 0.16146 real would be exchanged for an additional $0.10 at an exchange rate of 1.61464 real per dollar on the valuation date. Accordingly, from the point of view of a U.S. dollar investor, the Brazilian real has strengthened relative to the U.S. dollar by 10% and the corresponding currency performance will be 10%:

Pricing Date (# BRL / 1 USD)	Valuation Date (# BRL / 1 USD)
1.77610	1.61464

Conversely, an increase in the exchange rate means that the real has depreciated / weakened relative to the dollar. This means that it takes more of the real to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.

In the example below, an investor holding U.S. dollars could purchase 1.77610 Brazilian real with $1.00 on the pricing date and if those Brazilian real were converted back into U.S. dollars on the valuation date, the investor would receive $0.90 (i.e., 90% of the original $1.00) as the 1.77610 real held by the investor would be exchanged for only $0.90 at an exchange rate of 1.97344 real per dollar on the valuation date. Accordingly, from the point of view of a U.S. dollar investor, the Brazilian real has weakened relative to the U.S. dollar by 10% and the corresponding currency performance will be -10%:

Pricing Date (# BRL / 1 USD)	Valuation Date (# BRL / 1 USD)
1.77610	1.97344

Actual exchange rates on the pricing date and the valuation date will vary from those used in the examples above.

July 2010	Page 3

Buffered Jump Securities due December 23, 2011
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

Key Investment Rationale

Investors will receive a fixed positive return on the securities if the real has appreciated relative to the dollar, by any amount, on the valuation date.

Scenario 1
If the currency performance is positive on the valuation date, which means that the real has strengthened relative to the dollar, the payment at maturity will be $1,200 to $1,250 per security (120% to 125% of the stated principal amount), as determined on the pricing date. Accordingly, even if the real has appreciated relative to the dollar by more than the fixed upside payment in percentage terms, your payment at maturity will not exceed $1,200 to $1,250 per security, and your return may be less than if you invested in the real directly.

Scenario 2
If the currency performance is less than or equal to zero but greater than or equal to –10%, which means that the real has remained unchanged or weakened relative to the dollar by no more than 10%, the payment at maturity will be $1,000 per security.

Scenario 3
If the currency performance is less than –10%, which means that the real has weakened relative to the dollar by more than 10%, you will lose 1% for every 1% decline below 10%, subject to a minimum payment at maturity of $100 per security (e.g., a 15% weakening of the real relative to the dollar will result in the payment at maturity of $950 per security).

Summary of Selected Key Risks (see page 11)

▪	90% of the stated principal amount is at risk.

▪	No interest payments.

▪	Appreciation potential is fixed and limited.

▪	The securities are subject to currency exchange risk.

▪	The currency exposure achieved by the securities is limited to a single emerging markets currency and therefore exposes you to significant non-diversified currency risk.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	Market price of the securities will be influenced by many unpredictable factors.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	Government intervention in the currency markets could materially and adversely affect the value of the securities.

▪	Even though currencies trade around-the-clock, the securities will not.

▪	Suspension or disruptions of market trading in the Brazilian real may adversely affect the value of the securities.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

July 2010	Page 4

Buffered Jump Securities due December 23, 2011
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee the return of 100% of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, the related prospectus supplement and prospectus. At maturity, an investor will receive for each stated principal amount of securities that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount depending on the performance of the Brazilian real relative to the U.S. dollar on the valuation date. The securities are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the securities are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
July , 2010	July , 2010 (3 business days after the pricing date)	December 23, 2011
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per security (see “Syndicate Information” on page 8)
Stated principal amount:	$1,000 per security
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Payment at maturity:	•	If the currency performance is positive, which means that the Brazilian real (“real”) has strengthened relative to the U.S. dollar (“dollar”): $1,000 + upside payment;
•
If the currency performance is less than or equal to zero but greater than or equal to –10%, which means that the real has remained unchanged or weakened relative to the dollar by no more than 10%:
$1,000

•
If the currency performance is less than –10%, which means that the real has weakened relative to the dollar by more than 10%:
$1,000 x (1 + currency performance) + $100
Because the currency performance will be less than –10% in this scenario, this amount will be less, and potentially significantly less, than the stated principal amount of $1,000, subject to the minimum payment at maturity of $100 per security.

Upside payment:
$200 to $250 per security (20% to 25% of the stated principal amount). The actual upside payment will be determined on the pricing date.
Accordingly, even if the appreciation of the real relative to the dollar is greater than the fixed upside payment in percentage terms, your payment at maturity will not exceed $1,200 to $1,250 per security.

Buffer amount:	10%
Currency performance:	(initial exchange rate/final exchange rate) – 1
Minimum payment at maturity:	$100 per security
Initial exchange rate:	The exchange rate on the pricing date.
Final exchange rate:	The exchange rate on the valuation date.
Exchange rate:	On any day, the rate for conversion of Brazilian real into one U.S. dollar (expressed as the number of units of the real per dollar), as determined by reference to the reference source on such day.
Reference source:	Reuters page “BRFR”
Valuation date:	December 20, 2011
Risk factors:	Please see “Risk Factors” beginning on page 11.

July 2010	Page 5

Buffered Jump Securities due December 23, 2011
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617482KB9
ISIN:	US617482KB94
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Although the issuer believes that, under current law, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in a security.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:

▪	a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange, and

▪
upon sale, exchange or settlement of the securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Because the payment on the securities is linked to a foreign currency, it is likely that the securities will be subject to Section 988 of the Internal Revenue Code of 1986, as amended. In such case, subject to the discussion below concerning the election, any gain or loss will be ordinary income or loss. While a taxpayer may elect to treat gain or loss on certain forward contracts, futures contracts or option contracts linked to one or more foreign currencies as capital gain or loss, it is unclear whether the election is available for the securities.

Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Payment currency:	U.S. dollars

July 2010	Page 6

Buffered Jump Securities due December 23, 2011
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in forwards and options contracts on the real or positions in any other available currencies or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the real relative to the U.S. dollar on the pricing date, and, therefore, increase the value relative to the U.S. dollar that the real must attain on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding

July 2010	Page 7

Buffered Jump Securities due December 23, 2011
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

the availability of exemptive relief.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including MSSB (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of 2.00% for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the securities	Selling concession	Principal amount of the securities for any single investor
100%	2.00%	<$1MM
99.625%	1.625%	>$1MM and <$3MM
99.4375%	1.4375%	>$3MM and <$5MM
99.25%	1.25%	≥$5MM

The agent may reclaim selling concessions allowed to dealers in connection with the offering, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying preliminary pricing supplement describing this offering, the related prospectus supplement and prospectus, which can be accessed via the hyperlinks on the front page of this document.

July 2010	Page 8

Buffered Jump Securities due December 23, 2011
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

How the Buffered Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payout on the securities at maturity for a range of hypothetical currency performances. The diagram is based on the following terms:

Stated principal amount:	$1,000 per security

Hypothetical Upside payment:	$225 per security

Minimum payment at maturity:	$100 per security

Buffered Jump Securities Payoff Diagram

How it works

¡
If the currency performance is positive, the payment at maturity on the securities reflected in the graph above is greater than the $1,000 stated principal amount per security, but in all cases is equal to and will not exceed the $1,000 stated principal amount plus the hypothetical upside payment of $225 per security. In the payoff diagram above, an investor will receive the hypothetical payment at maturity of $1,225 per security at any currency performance greater than 0%.

¡	If the currency performance is less than or equal to zero but greater than or equal to –10%, investors will receive the stated principal amount of $1,000 per security.

¡
If the currency performance is less than –10%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage weakening of the real relative to the dollar, beyond the buffer amount of 10%. The minimum payment at maturity on the securities is $100 per security.

¡
For example, if the real weakens relative to the dollar by 25% such that the currency performance is –25%, investors would lose 15% of their principal and receive only $850 per security at maturity, or 85% of the stated principal amount.

July 2010	Page 9

Buffered Jump Securities due December 23, 2011
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of securities that they hold an amount in cash based on the currency performance, determined as follows:

If the currency performance is positive:

$1,000 + Upside Payment

The upside payment will be $200 to $250 per security, to be determined on the pricing date. Therefore, the maximum payment at maturity will be $1,200 to $1,250, to be determined on the pricing date.

If the currency performance is less than or equal to zero but greater than or equal to –10%:

the stated principal amount of $1,000

If the currency performance is less than –10%:

$1,000  x  (1 + currency performance) + $100

Because the currency performance will be less than –10% in this scenario, the payment at maturity per security will be less, and potentially significantly less, than $1,000. The minimum payment at maturity on the securities is $100 per security.

July 2010	Page 10

Buffered Jump Securities due December 23, 2011
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-8 of the accompanying preliminary pricing supplement. We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not pay interest and provide a minimum payment at maturity of 10% of your principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest, and provide a minimum payment at maturity of only 10% of the stated principal amount of the securities, subject to the credit risk of Morgan Stanley. If the real has depreciated by more than 10% against the dollar, the payment at maturity will be an amount that is less than the stated principal amount of each security by an amount proportionate to the depreciation of the real relative to the dollar, beyond the buffer amount of 10%, plus $100 per security.

▪
Appreciation potential is fixed and limited. Where the currency performance is positive, the appreciation potential of the securities is limited to the fixed upside payment of $200 to $250 per security (20% to 25% of the stated principal amount) even if the real has appreciated substantially against the dollar. The actual upside payment will be determined on the pricing date. See “How the Buffered Jump Securities Work” on page 9 above.

▪
The securities are subject to currency exchange risk. Fluctuations in the exchange rate between the U.S. dollar and the Brazilian real will affect the value of the securities. The exchange rate between the real and the dollar is volatile and is the result of numerous factors specific to Brazil and the United States including the supply of, and the demand for, the two currencies, as well as government policy, intervention or actions, but is also influenced significantly from time to time by political or economic developments and by macroeconomic factors and speculative actions related to different regions. Changes in the exchange rate results over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Brazil and the United States, including economic and political developments in other countries. Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) the balance of payments; and (iv) the extent of governmental surpluses or deficits in Brazil and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Brazil and the United States and other countries important to international trade and finance. The weakening of the real relative to the U.S. dollar will adversely affect the value of the securities and the return on an investment in the securities.

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The currency exposure achieved by the securities is limited to a single emerging markets currency and therefore exposes you to significant non-diversified currency risk. The securities are linked to the performance of a single emerging markets currency, the Brazilian real, and therefore are subject to risk of significant adverse fluctuations in the performance of the Brazilian real relative to the U.S. dollar. The securities do not provide diversified exposure to currencies generally. As an emerging markets currency, the real is also subject to an increased risk of significant adverse fluctuations in value. Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the issuing countries, which may negatively affect the value of the securities.

The exchange rate between the Brazilian real and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Brazil or elsewhere, and by macroeconomic factors and speculative actions. The exchange rate is freely negotiated, but may be influenced from time to time by intervention by the Central Bank of Brazil. From 1995 to 1999, the Central Bank of Brazil allowed the gradual devaluation of the real relative to the U.S. dollar. In 1999, the Brazilian real suffered a currency crisis with significant devaluation. Subsequently, the Central Bank of Brazil allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank of Brazil to manipulate the exchange rate of the Brazilian real for U.S. dollars. Since then the exchange rate has fluctuated considerably. In addition, under certain conditions the government has the ability to restrict the conversion of the real into foreign currencies. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of

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Buffered Jump Securities due December 23, 2011
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

Brazil’s foreign currency reserves, the size of Brazil’s debt service burden relative to the economy as a whole, Brazil’s policy towards the International Monetary Fund, and political constraints to which Brazil may be subject.

By offering these securities, we are not expressing a view as to whether the real will strengthen or weaken relative to the dollar and we or our affiliates may release research or recommendations that are inconsistent with purchasing or holding the securities.

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The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

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Market price of the securities may be influenced by many unpredictable factors. Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. As noted above, we expect that the exchange rate between the real and the dollar on any day will affect the value of the securities more than any other single factor. Other factors that may influence the value of the securities include: (i) the volatility (frequency and magnitude of changes in value) of the exchange rate between the real and the dollar; (ii) interest and yield rates in the U.S. and Brazil; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the real or currencies markets generally and that may affect the final exchange rate; (iv) the time remaining to the maturity of the securities; and (v) any actual or anticipated changes in our credit ratings or credit spreads. Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the stated principal amount if, at the time of sale, the real has weakened relative to the dollar or if interest rates rise.

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The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

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Government intervention in the currency markets could materially and adversely affect the value of the securities. Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely. Governments, including those of Brazil and the United States, may use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the securities is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders. There will be no offsetting adjustment or change made during the term of the securities in the event that the floating exchange rate between the real and the dollar should become fixed. Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the real or the dollar, or any other currency. Any significant changes or governmental actions with respect to the real, the dollar or any other currency that result in a weakening of the

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Buffered Jump Securities due December 23, 2011
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

real relative to the dollar will adversely affect the value of the securities and the return on an investment in the securities.

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Even though currencies trade around-the-clock, the securities will not. The Interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for the securities, if any trading market develops, will not conform to the hours during which the real and the dollar are traded. Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities. The possibility of these movements should be taken into account in relating the value of the securities to those in the underlying foreign exchange markets. There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the exchange rate between the real and the dollar used to calculate the currency performance. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

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Suspension or disruptions of market trading in the Brazilian real may adversely affect the value of the securities. The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. These circumstances could adversely affect the exchange rate between the real and the dollar and, therefore, the value of the securities.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities. As calculation agent, Morgan Stanley Capital Services Inc., which we refer to as MSCS, will determine the initial exchange rate, the final exchange rate and the currency performance and will calculate the amount you will receive at maturity. Determinations made by MSCS in its capacity as calculation agent, including with respect to the determination of an exchange rate under certain circumstances as described in the accompanying preliminary pricing supplement, may affect the payout to you at maturity.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities. One or more of our subsidiaries expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the Brazilian real), including trading in futures, forwards and/or options contracts on the real as well as in other instruments related to the real. Some of our subsidiaries also trade the real and other financial instruments related to the real on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could increase the value of the real relative to the dollar on the pricing date and, as a result, could increase the value relative to the dollar that the real must attain on the valuation date before you would receive a payment at maturity that exceeds the $1,000 stated principal amount of the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the real/dollar exchange rate on the valuation date and, accordingly, the amount of cash you will receive at maturity.

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The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the

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Buffered Jump Securities due December 23, 2011
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For instance, the IRS could assert that the securities should be treated as debt instruments, whereupon the timing and character of income might differ significantly. The risk that a buffered security will be recharacterized, for U.S. federal income tax purposes, as a debt instrument rather than as an open transaction, is higher than with other non-principal protected currency-linked securities. The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

July 2010	Page 14

Buffered Jump Securities due December 23, 2011
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar (Bullish BRL / Bearish USD)

Historical Information

The following table sets forth the published high, low and end-of-quarter real/dollar exchange rates for each quarter in the period from January 1, 2005 through June 28, 2010. The related graph sets forth the daily exchange rate of the real relative to the dollar for such period. We obtained the information in the table and graph below from Bloomberg Financial Markets (“Bloomberg”), without independent verification. We will not use Bloomberg to determine the initial exchange rate and the final exchange rate. You cannot predict the future performance of the Brazilian real relative to the U.S. dollar based on its historical performance. We cannot give you any assurance that the real will strengthen relative to the dollar over the term of the securities so that you will receive a payment that is greater than the stated principal amount at maturity.

BRL (# BRL / USD)	High	Low	Period End
2005
First Quarter	2.7640	2.5665	2.6790
Second Quarter	2.6588	2.3325	2.3325
Third Quarter	2.4870	2.2140	2.2275
Fourth Quarter	2.3800	2.1615	2.3355
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.1912	2.1294	2.1364
2007
First Quarter	2.1523	2.0444	2.0594
Second Quarter	2.0478	1.9045	1.9290
Third Quarter	2.0930	1.8336	1.8336
Fourth Quarter	1.8390	1.7330	1.7800
2008
First Quarter	1.8306	1.6689	1.7519
Second Quarter	1.7444	1.5915	1.6037
Third Quarter	1.9634	1.5600	1.9046
Fourth Quarter	2.5127	1.9176	2.3145
2009
First Quarter	2.4473	2.1765	2.3228
Second Quarter	2.2737	1.9231	1.9518
Third Quarter	2.0092	1.7670	1.7670
Fourth Quarter	1.7866	1.6989	1.7445
2010
First Quarter	1.8950	1.7200	1.7761
Second Quarter (through June 28, 2010)	1.8836	1.7270	1.7803

Brazilian real January 1, 2005 through June 28, 2010 (expressed as units of BRL per USD)

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